UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2008
Hypercom Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-13521	86-0828608

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2851 West Kathleen Road Phoenix, Arizona	85053

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 602-504-5000
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
     According to a press release Ingenico S.A. issued on January 22, 2008, Ingenico has filed legal proceedings against Francisco Partners L.P., Francisco Partners GP LLC, Francisco Partners II, L.P. and Keith Geeslin (collectively, the “FP Entities”), alleging that the FP Entities are in breach of a non-disclosure agreement with Ingenico.
     According to the Ingenico press release, its claims against the FP Entities arise from the commitment letter (the “Commitment Letter”) between Hypercom Corporation (“Hypercom”) and Francisco Partners II, L.P. (“FP II”) dated December 20, 2007, pursuant to which FP II agreed that it and/or certain of its affiliates would receive warrants to purchase Hypercom stock and would provide a $60 million senior credit facility (the “Senior Credit Facility”) to be used by Hypercom to fund a portion of Hypercom’s previously announced acquisition of certain subsidiaries of Thales S.A. (the “Thales Acquisition”).
     As stated in the Ingenico press release, Ingenico claims that in connection with issuing the Commitment Letter, the FP Entities used Ingenico confidential information and otherwise breached their obligations owed to Ingenico pursuant to the terms of a non-disclosure agreement.
     As part of its claims, Ingenico stated that the FP Entities must immediately withdraw from the loan commitment to Hypercom.
     Hypercom has not been named in any litigation relating to Ingenico or the FP Entities.
     Representatives of the FP Entities have confirmed to Hypercom that they did not share Ingenico confidential information with Hypercom and that FP II intends to fulfill its commitments to Hypercom under the Commitment Letter. A copy of correspondence to Hypercom from FP II is attached hereto as Exhibit 99.1.
     Hypercom has advised Ingenico that it did not obtain any Ingenico confidential information from any FP Entity and that Hypercom expects Ingenico to refrain from interfering with contractual commitments involving Hypercom.
     At the present time Hypercom intends to go forward with the Thales Acquisition and, based on the assurance of the FP Entities, expects FP II to provide funding under the Senior Credit Facility. If FP II does not provide the Senior Credit Facility on the terms set forth in the Commitment Letter, Hypercom would seek alternative financing for the Thales Acquisition. While Hypercom believes such financing would be available, there can be no assurance of this or that, if available, the new financing would be on terms as favorable to Hypercom and its shareholders as the proposed Senior Credit Facility. Hypercom has submitted a binding offer to Thales and made a $10 million deposit with respect to the Thales Acquisition. If Hypercom does not enter into definitive documentation with respect to the Thales Acquisition, it may be required to forfeit this deposit.

After Hypercom enters into definitive documentation with respect to the Thales Acquisition, if it is unable to obtain the required financing and cannot fulfill its obligations to Thales under the definitive documentation relating to the Thales Acquisition, Hypercom may be required to forfeit its deposit, pay substantial damages and/or consummate the Thales Acquisition, any of which, as well as the costs of litigation or other proceedings, could have a material adverse effect on Hypercom. There is no assurance that FP will defend or hold Hypercom harmless in respect of these matters.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Exhibit

99.1	Letter to Hypercom from Francisco Partners II, L.P., dated as of January 24, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 28, 2008	Hypercom Corporation
	By:	/s/ Philippe Tartavull
		Name:	Philippe Tartavull
		Title:	Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter to Hypercom from Francisco Partners II, L.P., dated as of January 24, 2008.